EXHIBIT 99.1

Contacts:

Foundry Networks	Foundry Networks	Financial Dynamics
Chief Financial Officer	Treasurer	Investor Relations
Tim Heffner	Michael Iburg	Jason Golz
408.586.1700	408.586.1894	415.439.4532
theffner@foundrynet.com	miburg@foundrynet.com	jgolz@fd-us.com

FOUNDRY NETWORKS ANNOUNCES PRELIMINARY FIRST
QUARTER FINANCIAL RESULTS

     San Jose, CA — April 12, 2005 — Foundry Networks™, Inc. (Nasdaq: FDRY), today announced that, based on its preliminary review of financial results, net revenue for the first quarter ended March 31, 2005 is expected to be approximately $84 million, compared to the Company’s previous forecast of $100-$110 million. The Company also expects earnings per diluted share for the first quarter to be in the range of $0.06 to $0.07, versus the Company’s previous forecast of $0.08 to $0.12.

     “We believe the shortfall in our revenue as compared to our forecast was influenced primarily by two factors,” said Bobby Johnson, President and CEO of Foundry Networks. “First, we experienced a slowdown in our U.S. Federal Government orders. Second, our sales to North American enterprise customers were below our initial forecast for the period.”

     “Despite lower-than-expected revenues, we operated profitably and generated positive cash flow. Our cash balance at the end of the first quarter was a record high of approximately $656 million, an increase of $39 million from the December quarter,” concluded Johnson.

     The Company will provide additional financial and operating details for the first quarter of 2005 in conjunction with its regularly scheduled conference call.

Earnings Conference Call Scheduled

     Foundry Networks will release complete financial results for the first quarter of 2005 on Thursday April 21, 2005 and host a conference call for analysts and investors at 2:00 p.m. Pacific Time. A live Web cast of the conference call will be accessible from the “Investor

Relations” section of Foundry’s Web site (www.foundrynetworks.com). Following the live Web cast, an archived version will be available on the Foundry Web site.

About Foundry Networks

Foundry Networks, Inc. (Nasdaq: FDRY) is a leading provider of high-performance enterprise and service provider switching, routing and Web traffic management solutions including Layer 2/3 LAN switches, Layer 3 Backbone switches, Layer 4 - 7 Web switches, wireless LAN and access points, access routers and Metro routers. Foundry’s 7,800 customers include the world’s premier ISPs, Metro Service Providers, and enterprises including e-commerce sites, universities, entertainment, health and wellness, government, financial, and manufacturing companies. For more information about the company and its products, call 1.888.TURBOLAN or visit www.foundrynetworks.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbor created by that section. These forward-looking statements include expectations for the amount of revenues and earnings per diluted share for the first quarter of 2005, and statements by Mr. Johnson regarding The Company’s cash position as of the end of the first quarter of 2005. The forward-looking statements in this press release are subject to a number of risks and uncertainties which could cause actual results to differ materially from our forward-looking statements, including, without limitation, adjustments resulting from final completion, preparation and review of our financial results, including final review by our independent registered public accounting firm. Investors should review the risk factors described in more detail in our most recent Annual Report on Form 10-K, 10-Q and other SEC reports available free of charge from Foundry at www.foundrynetworks.com or from the SEC at www.sec.gov. Foundry assumes no obligation to update the forward-looking statements contained in this press release.